Exhibit (k)

April 24, 2020

The Board of Trustees

The Northwestern Mutual Life

Insurance Company

720 E. Wisconsin Avenue

Milwaukee, WI 53202

To The Board Of Trustees:

In my capacity as General Counsel of The Northwestern Mutual Life Insurance Company (the "Company"), I have reviewed the establishment of The Northwestern Mutual Variable Life Account (the "Account"), on November 23, 1983, by the Company's Board of Trustees, as a separate account for assets applicable to certain variable life insurance policies, pursuant to the provisions of Section 206.385 of the Wisconsin Statutes of 1965, as amended.

Company attorneys under my general supervision have prepared the Post- Effective Amendment No. 32 to the Registration Statement on Form N-6 (1933 Act File No. 033-89188) filed by the Company and the Account with the Securities & Exchange Commission under the Securities Act of 1933 for the registration of certain variable life insurance policies issued with respect to the Account.

I have made such examination of the law and examined such corporate records and such of the documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

(1)The Company has been duly organized under the laws in the State of Wisconsin and is a validly existing mutual life insurance company.

(2)The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Wisconsin law.

The Board of Trustees

April 24, 2020

(3)The assets held in the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

(4)The variable life insurance policies, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of The Northwestern Mutual Life Insurance Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ CHRIS K. GAWART

Chris K. Gawart

Vice President – Law and General Counsel